Exhibit 10.1

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND

PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 28, 2008 (the “Amendment”), is made by and between IMAGEWARE SYSTEMS, INC., a Delaware corporation (“Purchaser”) and WINK JONES (the “Seller Representative”), in his capacity as the representative of the shareholders of Sol Logic, Inc., a California corporation (the “Seller”).  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

A.            WHEREAS, Purchaser, the Seller, the Seller Representative and Frank Mitchell, a shareholder of the Seller, entered into that certain Asset Purchase Agreement and Plan of Reorganization, dated as of December 19, 2007 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller provided for the sale of substantially all of Seller’s assets to Purchaser (the “Asset Sale”).

B.            WHEREAS, such parties closed the Asset Sale on December 19, 2007, at which time the Purchaser (i) paid to the Seller $171,000 in cash, (ii) issued to the Seller an aggregate of 467,545 shares of the Purchaser’s common stock, and (iii) deposited into an escrow account on behalf of the Seller an aggregate of 467,544 shares of the Purchaser’s common stock, which escrow shares are to be used to satisfy any indemnity and reimbursement claims of the Purchaser pursuant to the Asset Purchase Agreement.

C.            WHEREAS, in accordance with Section 6.13 of the Asset Purchase Agreement, Purchaser and the Seller Representative desire to amend the Asset Purchase Agreement, effective as of December 19, 2007, on the terms and subject to the conditions set forth in this Amendment to, among other things, distribute an aggregate of 210,395 shares of Purchaser’s common stock currently held in such escrow to the Seller and distribute the remaining 257,149 shares of the Purchaser’s common stock currently held in such escrow to the Purchaser and modify the terms under which additional shares of the Purchaser’s common stock may become issuable by the Purchaser to the Seller in connection with the Asset Sale, in each case pursuant to the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             References.  Upon effectiveness of this Amendment, all references in the Asset Purchase Agreement to “the Agreement,” “hereunder,” “herein,” “hereof,” or words of like import referring to the Asset Purchase Agreement shall be deemed to refer to the Asset Purchase Agreement as amended by this Amendment.

2.             Amendment to Purchase Price.  Section 1.5 of the Asset Purchase Agreement is hereby amended and restated in its entirety, effective as of December 19, 2007, to read as follows:

“1.5        Purchase Price.

(a)           As consideration for the sale of the Assets to the Purchaser (such total consideration being referred to herein as the “Purchase Price”):

(i)            The Purchaser shall assume the Assumed Liabilities;

(ii)           The Purchaser shall, effective as of the Closing, (i) issue to the Seller an aggregate of 677,940 shares (the “Initial Shares”) of common stock of the Purchaser (the “Common Stock”), 467,545 of which were previously issued to the Seller and the remaining 210,395 of which shall be released to the Seller from the shares of Common Stock previously deposited by the Purchaser in the Escrow Account (as defined below) on behalf of the Seller. The remaining 257,149 shares of Common Stock previously deposited by the Purchaser in the Escrow Account on behalf of the Seller shall be released to the Purchaser simultaneously with the release of the shares of Common Stock from the Escrow Account to the Seller pursuant to the foregoing sentence.

(iii)          Not later than October 15, 2008, the Purchaser shall prepare and deliver to the Seller Representative an abbreviated income statement (the “Initial Income Statement”) setting forth the revenue (which includes the sale amount included in executed purchase orders, booked revenue and related deferred revenue) of Purchaser and its subsidiaries solely from the sale by or on behalf of the Purchaser of products included in the Purchaser’s Mediator Suite of Products, which includes CollabID, an integrated product containing the Purchaser’s Biometric Engine, as well as services (including installation, integration and ongoing support) related to the Mediator Suite of Products (the “Revenue Determination”), for the six-month period commencing on March 6, 2008 and ending at the close of business on September 6, 2008 (the “Initial Period”), together with documentation that reasonably supports the Revenue Determination (the “Purchaser Documentation”) set forth on such Initial Income Statement.

(1)           Within ten business days after delivery to the Seller Representative of the Initial Income Statement that includes a Revenue Determination with respect to the Initial Period of less than U.S. $3,000,000, the Seller Representative shall deliver to Purchaser a written response in which the Seller Representative will either:

A.            agree in writing with the Revenue Determination set forth in the Initial Income Statement; or

B.            dispute the Revenue Determination set forth in the Initial Income Statement by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for such disputed item and certifying that all such disputed items are being disputed in good faith.

(2)           If the Seller Representative fails to take either of the foregoing actions within 10 business days after delivery of the Initial Income Statement, then the Seller and the Seller Representative will be deemed to have irrevocably accepted the Revenue Determination set forth in the Initial Income Statement, in which case such Revenue Determination will be final and binding on the parties.

(3)           If the Seller Representative timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller Representative will attempt in good faith, for a period of 10 business days, to agree on the Revenue Determination for the Initial Period. Any resolution by Purchaser and the Seller Representative during such 10 business day period as to any disputed items will be final and binding on the parties. If the Purchaser and the Seller Representative do not resolve the disputed item by the end of 10 business days after the date of delivery of the Dispute Notice, then Purchaser and the Seller Representative will submit the remaining items in dispute to a mutually agreeable independent accounting firm, which firm is not the regular auditing firm of the Purchaser, the Seller, the Seller Representative or any of their Affiliates (the “Independent Accounting Firm”). Purchaser and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Revenue Determination. Purchaser and the Seller Representative will each use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Revenue Determination as set forth in its report will be final and binding on the parties.  If the conclusions of the Independent Accounting Firm are such that the Revenue Determination for the Initial Period is higher than that set forth on the Initial Income Statement, the fees and expenses of the Independent Accounting Firm will be borne by the Purchaser; if the conclusions of the Independent Accounting Firm are such that the Revenue Determination is equal to or lower than that set forth on the Initial Income Statement for the Initial Period, the fees and expenses of the Independent Accounting Firm will be borne by the Seller.

(4)           In the event that, under the procedures set forth under Section 1.5(a)(iii) hereof, the Revenue Determination for the Initial Period is determined to equal or exceed U.S. $3,000,000, the Purchaser shall (Y) no later than 10 days following the date of such determination, issue to the Seller that number of shares of Common Stock equal to (I) the quotient obtained by dividing $1,008,224 by the Additional Per Share Price (rounded up to the nearest whole share) (the “Additional Shares”); and (Z) deposit into an escrow account (the “Escrow Account”) established as of the Closing pursuant to an escrow agreement by and among the Seller, the Seller Representative (as defined in Section 6.2(a)), which Escrow Account was created at the Closing, the Purchaser and LaSalle National Bank (the “Escrow Agent”), in a form agreed upon by such parties (the “Escrow Agreement”), that number of shares of Common Stock equal to the quotient obtained by dividing $913,700 by the Additional Per Share Price (the “Escrow Shares” and, together with the Initial Shares and the Additional Shares, the “Shares”). The “Additional Per Share Price” shall be the greater of: (A) the volume weighted average closing price of the Common Stock over the 20 trading-day period ending on the date immediately preceding the Additional Issuance Date (as defined in Section 1.5(a)(v) hereof), as reported on The American Stock Exchange (“AMEX”) and, if the Common Stock is not quoted on AMEX at any time during such period, as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) or the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), as applicable, for the portion of such period that the Common Stock is listed or quoted on the OTCBB or the Pink Sheets; and (B) $1.10.

(iv)          In the event it is determined, under the procedures set forth under 1.5(a)(iii) hereof, that the Revenue Determination for the Initial Period is less than U.S. $3,000,000, then not later than (A) 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2008 through the fiscal quarter ending June 30, 2009, the Purchaser shall prepare and deliver to the Seller Representative an abbreviated income statement setting forth the Revenue Determination for the period commencing on March 6, 2008 and ending at the close of business on the last date of such immediately preceding fiscal quarter of the Purchaser. In addition, no later than October 23, 2009, the Purchaser shall prepare and deliver to the Seller Representative an abbreviated income statement  setting forth the Revenue Determination for the period commencing on March 6, 2008 and ending at the close of business on September 8, 2009. Each income statement delivered pursuant to this Section 1.5(a)(iv) shall be an “Additional Income Statement” and shall include Purchaser Documentation with respect to the applicable period.

(1)           Within 10 business days after delivery of an Additional Income Statement that includes a Revenue Determination for the applicable period of less than U.S. $5,000,000, the Seller Representative shall deliver to Purchaser a written response in which the Seller Representative will either:

A.            agree in writing with such Revenue Determination; or

B.            dispute such Revenue Determination by delivering to the Purchaser a written notice (each, an “Extended Dispute Notice”)  setting forth in reasonable detail the basis for such disputed item and certifying that all such disputed items are being disputed in good faith.

(2)           If the Seller Representative fails to take either of the foregoing actions within 10 business days after delivery of any such Additional Income Statement, then the Seller and the Seller Representative will be deemed to have irrevocably accepted the corresponding Revenue Determination for the applicable period, in which case, such Revenue Determination will be final and binding on the parties.

(3)           If the Seller Representative timely delivers an Extended Dispute Notice to Purchaser, then Purchaser and the Seller Representative will attempt in good faith, for a period of 10 business days, to agree on such Additional Income Statement and such Revenue Determination. Any resolution by the Purchaser and the Seller Representative during such 10 business day period as to any disputed items will be final and binding on the parties. If the Purchaser and the Seller Representative do not resolve all disputed items by the end of 10 business days after the date of delivery of the Dispute

Notice, then Purchaser and the Seller Representative will submit the remaining items in dispute to the Independent Accounting Firm. Purchaser and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Revenue Determination. Purchaser and the Seller Representative will each use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of such Revenue Determination as set forth in its report will be final and binding on the parties.  If the conclusions of the Independent Accounting Firm are such that the Revenue Determination for the applicable period is higher than that set forth on the applicable Additional Income Statement, the fees and expenses of the Independent Accounting Firm will be borne by the Purchaser; if the conclusions of the Independent Accounting Firm are such that the Revenue Determination is equal to or lower than that set forth on the applicable Additional Initial Income Statement for the applicable period, the fees and expenses of the Independent Accounting Firm will be borne by the Seller.

(4)           In the event, under the procedures set forth under Section 1.5(a)(iv) hereof, the Revenue Determination from March 6, 2008 through the end of any applicable period (and through no later than September 6, 2009) (in any case, the “Subsequent Period”) is determined to equal or exceed U.S. $5,000,000, the Purchaser shall: (Y) no later than 10 days following the date of such determination, issue the Additional Shares to the Seller; and (Z) deposit the Escrow Shares into the Escrow Account.

(v)           For purposes of this Agreement, (i) the “Additional Issuance Date” shall be (a) for purposes of Section 1.5(a)(iii) hereof, the date it is finally determined that the Revenue Determination for the Initial Period equals or exceeds U.S. $3,000,000, and (b) for purposes of Section 1.5(a)(iv) hereof, the date it is finally determined that the Revenue Determination for the Subsequent Period equals or exceeds U.S. $5,000,000; (ii) the “Indemnification Escrow Shares” shall be comprised of 33.33% of the Escrow Shares; and (iii) the “Reimbursement Escrow Shares” shall be comprised of 66.66% of the Escrow Shares.”

3.             Amendment to Purchaser Deliveries.  Section 1.12 of the Asset Purchase Agreement is hereby amended and restated in its entirety, effective as of December 19, 2007, to read as follows:

“1.12      On the Additional Issuance Date, the Purchaser shall:

(a)           issue to the Seller the Additional Shares; and

(b)           deposit the Escrow Shares into the Escrow Account.”

4.             Additional Amendments.

(a)           Section 5.4 of the Asset Purchase Agreement is hereby deleted in its entirety.

(b)           Section 5.12 is hereby amended and restated in its entirety to read as follows:

“5.12  Restrictions on Seller Dissolution. The Seller shall not dissolve until the one year anniversary following the Closing.”

5.             No Further Amendments.  Except as amended hereby, the Asset Purchase Agreement shall remain in full force and effect in accordance with its terms.  In the event of a conflict or inconsistency between this Amendment and the Asset Purchase Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

6.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

7.             Severability.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.             Headings.  The underlined headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

9.             Governing Law.  This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

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The parties to this Amendment have caused this Amendment to be executed and delivered as of the date first written above.

“PURCHASER”

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ S. James Miller, Jr.
Name: S. James Miller, Jr.
Title: Chief Executive Officer

“SELLER REPRESENTATIVE”

By:	/s/ Wink Jones
Name: Wink Jones